                                                   OMB APPROVAL

                                                   OMB NUMBER  3235-0287
                                                   EXPIRES:  FEBRUARY 1, 2001
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE........1.0

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

  Reicher                           Michael                K.
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   (Last)                           (First)             (Middle)

            C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
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                                    (Street)

  Rockford,                        Illinois              61107
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Halsey Drug Co., Inc.              Symbol:  HDGC

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                     05/01

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     /X/  Director                             / /  10% Owner
     /X/  Officer (give title below)           / /  Other (specify below)

Chief Executive Officer
________________________________________________________________________________

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           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                 3.             Disposed of (D)                 Securities     Form:      7.
                                   2.            Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                   Transaction   Code           ------------------------------  Owned at End   (D) or     Indirect
1.                                 Date          (Instr. 8)                     (A)             of Month       Indirect   Beneficial
Title of Security                  (Month/Day/   ------------       Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                         Year)          Code     V                    (D)             and 4)         (Instr.4)  (Instr. 4)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)             SFC 1474(3/91)

*See footnote 2 on Table II                                               (Over)

(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                         9.         Owner-
                                                                                                         Number     ship
                                                                                                         of         Form
             2.                                                                                          Deriv-     of
             Conver-                       5.                               7.                           ative      Deriv-   11.
             sion                          Number of                        Title and Amount             Secur-     ative    Nature
             or                            Derivative    6.                 of Underlying       8.       ities      Secur-   of
             Exer-               4.        Securities    Date               Securities          Price    Bene-      ity:     In-
             cise      3.        Trans-    Acquired (A)  Exercisable and    (Instr. 3 and 4)    of       ficially   Direct   direct
             Price     Trans-    action    or Disposed   Expiration Date    ----------------    Deriv-   Owned      (D) or   Bene-
1.           of        action    Code      of(D)         (Month/Day/Year)           Amount      ative    at End     In-      ficial
Title of     Deriv-    Date      (Instr.   (Instr. 3,    ----------------           or          Secur-   of         direct   Owner-
Derivative   ative     (Month/   8)        4 and 5)      Date      Expira-          Number      ity      Month      (I)      ship
Security     Secur-    Day/      --------  ------------  Exer-     tion             of          (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)   ity       Year)     Code  V    (A)    (D)   cisable   Date     Title   Shares      5)       4)         4)       4)
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
5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   3/10/98   A         (1)           3/10/98  3/15/03  Stock     213,675                          D
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                                                                            Common
Warrants     $  1.404   3/10/98   A         (1)           3/10/98  3/15/05  Stock      32,375                          D
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                                                                            Common
Warrants     $  2.279   3/10/98   A         (1)           3/10/98  3/15/05  Stock      31,579              277,629     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A         (2)           6/12/98  3/15/03  Stock      51,363                          D
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                                                                            Common
Warrants     $  1.404   6/12/98   A         (2)           6/12/98  3/15/05  Stock       7,782                          D
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                                                                            Common
Warrants     $  2.279   6/12/98   A         (2)           6/12/98  3/15/05  Stock       7,590              344,364     D
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Non-
qualified
Stock                                                                       Common
Options      $  2.375   2/19/98   A                         (3)    2/19/08  Stock   1,000,000            1,344,364     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 1.1312    4/1/99   A         (4)            4/1/99  3/15/03  Stock       4,111                          D
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Non-
qualified
Stock                                                                       Common
Options      $  1.125   4/12/99   A         (5)           4/12/00  4/12/09  Stock     100,000            1,448,475     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 2.4250    7/1/99   A         (4)            7/1/99  3/15/03  Stock       1,939            1,450,414     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 2.3063   10/1/99   A         (4)           10/1/99  3/15/03  Stock       1,789            1,452,203     D
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Non-
qualified
Stock                                                                       Common
Options      $  1.875   2/17/00   A         (5)           2/17/01  2/17/10  Stock     125,000            1,577,203     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.722    4/1/00   A         (4)            4/1/00  3/15/03  Stock       1,440            1,578,643     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   3/10/98   A                (6)    3/10/98  3/15/03  Stock    (106,837)                         D
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                                                                            Common
Warrants     $  1.404   3/10/98   A                (6)    3/10/98  3/15/05  Stock     (16,187)                         D
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                                                                            Common
Warrants     $  2.279   3/10/98   A                (6)    3/10/98  3/15/05  Stock     (15,789)           1,439,830     D

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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (6)    6/12/98  3/15/03  Stock     (25,681)                         D
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                                                                            Common
Warrants     $  1.404   6/12/98   A                (6)    6/12/98  3/15/05  Stock      (3,891)                         D
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                                                                            Common
Warrants     $  2.279   6/12/98   A                (6)    6/12/98  3/15/05  Stock      (3,795)                         D
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Non-
qualified
Stock                                                                       Common
Options      $ 1.1125   6/29/00   A         (5)           6/29/01  6/29/10  Stock     200,000            1,606,463     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 1.1125    7/1/00   A         (4)           7/01/00  3/15/03  Stock       2,087            1,608,550     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (7)    6/12/98  3/15/03  Stock      (3,561)                         D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (7)    6/12/98  3/15/03  Stock      (3,561)                         D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (7)    6/12/98  3/15/03  Stock      (3,561)           1,597,867     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  .9071   10/1/00   A         (4)          10/01/00  3/15/03  Stock       2,592            1,600,459     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (7)    6/12/98  3/15/03  Stock      (3,561)                         D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (7)    6/12/98  3/15/03  Stock      (3,561)                         D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A                (7)    6/12/98  3/15/03  Stock      (3,561)           1,589,776     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  .6258  01/01/01   A         (4)          01/01/01  3/15/03  Stock       3,503            1,593,279     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $   1.03  04/01/01   A         (4)          04/01/01  3/15/03  Stock       2,156            1,595,435     D
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

EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (32,375 shares of which are presently exercisable at $1.404 per share and 31,579 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase share of common stock (7,782 shares of which are presently exercisable at $1.404 per share and 7,590 shares of which are presently exercisable at $2.279 per share)

(3) Options vest quarterly, with 62,500 options vesting every quarter effective May 1, 1998.

(4) Certain quarterly interest payments are paid in the form of convertible debentures.

(5)  Options vest 25% annually.

(6) Transferred without consideration of as part of a settlement agreement contained within a QDRO.

(7)  Transferred as gift without consideration.

By: /s/ Michael K. Reicher                                    May 10, 2001
---------------------------------------------            -----------------------
    Michael K. Reicher
    SIGNATURE OF REPORTING PERSON


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
      SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.